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                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         Agreement made as of this 24th day of February, 1997, by and between LELAND P. MAXWELL, an individual residing at 129 Windham Drive, Langhorne, Pennsylvania 19047 ("Maxwell"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA"), with a place of business at 200 Plant Avenue, Wayne, Pennsylvania 19087.

                                   BACKGROUND

         USA is in the principal business of owning and licensing credit card activated control systems for the vending, copying, debit card and personal computer industries. USA desires to engage Maxwell and Maxwell desires to be engaged by USA as Senior Vice President and Chief Financial Officer of USA. Because of, among other matters, the decreased value of the business of USA that will result if Maxwell would compete with USA or use or divulge certain confidential information, Maxwell has further agreed that he will be subject to certain restrictions during and after his being an employee of USA.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

         SECTION 1. Employment.

                  (a) USA shall employ Maxwell as Senior Vice President, Treasurer, and Chief Financial Officer for a one year period commencing on February 24, 1997 and continuing through February 28, 1998 (the "Employment Period"), and Maxwell hereby accepts such

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employment. Unless terminated by either party hereto upon at least 30-days notice prior to end of the original Employment Period ending February 28, 1998, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

                  (b) During the Employment Period, Maxwell shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Maxwell shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the President or Board of Directors of USA.

         SECTION 2. Compensation and Benefits

                  (a) In consideration of his services rendered, USA shall pay to Maxwell a base salary of $85,000 per year during the Employment Period, subject to any withholding required by law, except that at no time shall his base salary be less than 85% of the base salary of the Chief Executive Officer. Maxwell's base salary may be increased from time to time in the discretion of the Board of Directors.

                  (b) In addition to the base salary provided for in subparagraph (a), Maxwell shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their

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discretion, pay to Maxwell from time to time.

                  (c) Maxwell shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Maxwell in connection with his employment duties hereunder. Such expenses shall include but not be limited to all reasonable business travel expenses such as tolls, gasoline and mileage. Maxwell shall reasonably document all requests for expense reimbursements.

                  (d) At the commencement of the Employment Period, USA will issue to Maxwell nonvested options to acquire up to 200,000 shares of Common Stock, no par value, of USA ("Common Stock") for an exercise price of $.45 per share. The vesting schedule of such options as well as all the other terms and conditions thereof are set forth in the Option Certificate evidencing such options which will be delivered to Maxwell by USA at the commencement of the Employment Period. The form of such Option Certificate is attached hereto as Exhibit "A".

                  Maxwell acknowledges that such options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in
Section 423 thereunder. As a result, among other things, taxable income will be realized by Maxwell at the time of the exercise of any such options.

                  Maxwell also acknowledges that neither the options nor the Common Stock underlying the options have been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities laws, and neither the options nor the Common Stock

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underlying the options can be sold or transferred unless such options or Common
Stock have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. Maxwell understands that USA has not agreed to register the options or the underlying Common Stock under the Act or any state securities laws.

                  (e) USA shall pay Maxwell's reasonable moving expenses up to the amount of $5,000 if he decides to move his current residence to a location closer to USA's executive offices.

         SECTION 3. Termination. Notwithstanding anything else contained herein, USA may terminate the employment of Maxwell at any time upon notice delivered to Maxwell in the event that (i) Maxwell commits any criminal or fraudulent act; or
(ii) Maxwell breaches any term or condition of this Agreement; or (iii) Maxwell willfully abandons his duties hereunder. Upon such termination neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that Maxwell's obligations under Sections 5 and 6 hereof shall survive any such termination.

         SECTION 4. Death and Disability.

                  (a) If Maxwell shall die during the Employment Period, this Agreement shall terminate as of the date of such death and except for any base salary or bonuses accrued as of such date USA shall have no further duties or obligations hereunder whatsoever.

                  (b) If USA determines in good faith that Maxwell is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services

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required of him hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Maxwell's employment hereunder may be terminated immediately, upon giving him notice to that effect, and upon such termination except for any base salary or bonuses accrued as of such date neither party hereto shall have any further duties or obligations hereunder; provided, however, that Maxwell's obligations under Sections 5 and 6 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability.

         SECTION 5. Business Secrets.

                  (a) Except in connection with his duties hereunder, Maxwell shall not, directly or indirectly, at any time from and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Maxwell's employment hereunder if earlier, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of USA, that Maxwell learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement.

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                  (b) From and after the date hereof, except in connection with his duties hereunder, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Maxwell's employment hereunder if earlier, Maxwell shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Maxwell is or becomes aware, or with which Maxwell has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement.

                  (c) All documents, data, know-how, designs, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Maxwell by USA, or developed by Maxwell on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Maxwell's employment hereunder or his affiliation with USA, are and shall remain the sole and exclusive property of USA, and Maxwell shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever. If USA requests the return of any such items (including all copies) at any time whatsoever, Maxwell shall immediately deliver the same to USA.

         SECTION 6. Restrictive Covenant. From and after the date hereof, and for a one (1) year period following the termination of

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the Employment Period, or for a one (1) year period following the termination of
Maxwell's employment hereunder if earlier, Maxwell shall be prohibited from competing in the United States with the business of USA as presently or as hereinafter conducted, including but not limited to the ownership and licensing of credit card activated control systems in the vending, copying, debit card, or personal computer industries. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

         SECTION 7. Remedies. Maxwell acknowledges that any breach by him of the obligations set forth in Sections 5 or 6 hereof would substantially and materially impair and irreparably harm USA's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Maxwell agrees that in the event of any breach or any threatened breach by Maxwell of any of the provisions of Section 5 or 6 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Maxwell of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies

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granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

         SECTION 8. Waiver of Breach. The waiver by USA of a breach of any provision of this Agreement by Maxwell shall not operate or be construed as a waiver of any other or subsequent breach by Maxwell of such or any other provision.

         SECTION 9. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

                  To USA:

                           USA Technologies, Inc.
                           200 Plant Avenue
                           Wayne, Pennsylvania 19087
                           Attn: George R. Jensen, Jr., President

                  To Maxwell:

                           Mr. Leland P. Maxwell
                           129 Windham Drive
                           Langhorne, PA 19047


or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

         SECTION 10. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to

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persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

         SECTION 11. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

         SECTION 12. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Maxwell.

         SECTION 13. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and except as provided herein there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Maxwell.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          USA TECHNOLOGIES, INC.



                                      By: /s/ George R. Jensen, Jr.
                                          -----------------------------------
                                          George R. Jensen, Jr., Chairman
                                                  and Chief Executive Officer



                                          /s/ Leland P. Maxwell
                                          -----------------------------------
                                          LELAND P. MAXWELL

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